Exhibit 99.1

BOYD GAMING REPORTS SECOND QUARTER RESULTS

– Reports Record EBITDA as All Units Show Gains –

– Debt Reduced $40 Million in Quarter –

LAS VEGAS, NV – JULY 17, 2002 – Boyd Gaming Corporation (NYSE:BYD) today reported earnings, before preopening expenses, of $.29 per share in the second quarter ended June 30, 2002, more than double the earnings of $.14 per share reported in the second quarter last year. Per share amounts are reported on a diluted basis.

Significant highlights include:

•
The Company reported record property EBITDA (a non-GAAP measure of earnings before interest, taxes, depreciation, amortization, preopening expenses and corporate expense) of $78.2 million in the second quarter versus $62.2 million in last year’s second quarter, an increase of 26%. Excluding Delta Downs which was acquired in May 2001 and had only minimal operations in last year’s second quarter, property EBITDA was up 15.1% over the comparable quarter last year. EBITDA after corporate expense in the quarter was a record $71.6 million, an increase of $14.0 million, or 24%, over the $57.6 million reported in the second quarter last year. Excluding the results of Delta Downs, EBITDA after corporate expense rose 12.7% in the second quarter over the comparable period last year.

•
All eight of the Company’s operating units that operated fully in both quarters reported increases in EBITDA in the second quarter this year versus the comparable quarter last year. Of the Company’s three highest earning units, Par-A-Dice reported its highest quarterly EBITDA of all time, and Blue Chip and Downtown Las Vegas both reported their second highest quarterly EBITDA ever in the second quarter.

•
The Company continued to report improved EBITDA margins. In fact, all eight operating units reported EBITDA margins in the second quarter that exceeded the prior year. Excluding Delta Downs, the Company’s EBITDA margin (after corporate expense) in the second quarter this year was 23.4% versus 20.5% in the second quarter last year, an increase of 2.9 percentage points.

•	The Company reduced debt by $40 million in the second quarter.

On a consolidated basis, net revenues in the second quarter 2002 were a record $312 million versus $281 million in the second quarter last year. The increase was the result of the inclusion of slot revenue from Delta Downs in this year’s second quarter. The Company reported $3.2 million, or $.03 per share, of preopening expenses in the second quarter, principally related to the development of Borgata Hotel, Casino and Spa in Atlantic City, versus essentially no preopening expenses reported last year. Pursuant to a change in accounting rules, the Company has ceased amortizing its intangible assets, which in last year’s second quarter accounted for $2.5 million of expense, or $.02 per share. Net income for the second quarter 2002 was $17.0 million, or $.26 per share, versus $8.4 million, or $.14 per share, in the second quarter 2001.

For the first six months of 2002, the Company’s revenues were $615 million versus $562 million reported in the first six months last year, a 9.5% increase due to revenues from Delta Downs. For the six months, EBITDA after corporate expense was $143 million this year versus $113 million in 2001, for an increase of 27%. Excluding Delta Downs, the increase was 17.1%. For the first six months of 2002, earnings before preopening expenses and before the one-time write-down relating to a change in accounting for goodwill that was recognized in the first quarter 2002 were $.60 per share versus $.23 last year. After preopening expenses and the one-time write-down, earnings were $.38 per share in the first six months this year versus $.23 in the first half of 2001.

The Company’s nine operating units reported second quarter results as follows:

•
The Stardust reported revenue of $34.2 million in the quarter versus $37.6 million last year and EBITDA in the quarter of $3.7 million, slightly above last year’s figure. The property’s EBITDA margin rose from 9.7% last year to 10.8% this year.

•
Sam’s Town Las Vegas reported quarterly revenue of $32.0 million versus $36.4 million last year. Despite this decline, the Company reported a 27% increase in EBITDA to $7.8 million versus the $6.2 million reported in last year’s second quarter. The property’s EBITDA margin increased to 24.4% in this year’s second quarter versus 17.0% last year, the result of significant reductions in marketing and payroll costs.

•
The Eldorado and Jokers Wild reported combined revenues of $8.8 million and combined EBITDA of $1.8 million in the second quarter, compared to combined revenues of $9.0 million and combined EBITDA of $1.7 million in the second quarter last year.

•
The Downtown Las Vegas properties, including the results of the Company’s Hawaiian travel agency, reported second quarter revenues of $59.0 million versus $58.0 million in the prior year. EBITDA for the quarter was $12.1 million, an increase of 5.3% over the $11.5 million reported last year. The properties, which reduced marketing and payroll costs in the quarter versus the prior year, recorded their second highest quarterly EBITDA ever.

•
Sam’s Town Tunica reported revenue in the quarter of $27.0 million versus $28.8 million in the prior year. EBITDA was $3.5 million in the quarter compared to $2.0 million last year, as the EBITDA margin improved from 7.0% to 13.1%. The property reported large reductions in both marketing and payroll costs.

•
Par-A-Dice reported record second quarter revenue of $37.0 million, a 5.7% increase over the $35.0 million reported in the second quarter last year. The property reported EBITDA of $14.8 million, its highest ever, and a margin of 39.8%, also a record. This compares to EBITDA of $13.4 million and a margin of 38.2% reported in the second quarter last year. On July 1, 2002 the property began paying higher gaming taxes and admission fees pursuant to new legislation in Illinois.

•
Treasure Chest reported revenue in the second quarter of $28.2 million versus $29.0 million in last year’s second quarter. EBITDA for the second quarter was $5.8 million versus $4.2 million in the second quarter last year. The property reported a 5.8 percentage point increase in its EBITDA margin to 20.4%, primarily by lowering marketing and payroll expenses.

•
Blue Chip reported record revenue of $51.4 million in the second quarter, an increase of 10.1% over the $46.7 million reported in the second quarter last year. The property reported quarterly EBITDA of $22.1 million versus $19.5 million last year, its second highest quarterly EBITDA ever. The property’s EBITDA margin was 42.9% in the quarter, an increase of 1.3 percentage points over the second quarter in the prior year. On July 1, 2002 the property began paying higher gaming taxes pursuant to new legislation in Indiana. The Company has applied to the Indiana Gaming Commission for dockside operations which, if approved, would be accompanied by a further tax increase which the Company would hope to offset with the benefits and efficiencies of operating the facility dockside.

•
Delta Downs reported revenue in the quarter of $34.3 million and EBITDA of $6.7 million. In the prior year, the property was owned by the Company for only one month and slot operations had not yet begun. Included in this year’s second quarter earnings is $1.5 million representing a refund related to horse racing purse money the Company paid and expensed prior to the February 2002 commencement of slot operations. While revenues continue to exceed the Company’s initial expectations, high marketing and promotional expenses depressed margins in the second quarter. The Company plans to reduce its spending levels, initially necessary to build customer awareness and data bases, by concentrating on more targeted marketing programs and by eliminating marginally profitable or unprofitable programs, with the goal of maintaining revenues and improving margins over time.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming commented, “I am very pleased that we were able to follow our strong first quarter results with another strong performance. Much of our growth in earnings can be attributed to margin improvement, a real tribute to our managers’ ability to control costs and market efficiently. Looking forward, we are facing increases in certain expenses, such as gaming taxes in Illinois and Indiana, labor costs in Nevada related to the recent union settlement, and insurance costs. We remain committed in our efforts to mitigate these costs as best we can through both continued cost containment efforts and potential dockside operations in Indiana.”

The Company recorded a 36.5% tax rate in determining its provision for income taxes for the second quarter of 2002. In the first quarter this year, the tax rate was 38.5%. The reason for the change was due to higher than anticipated earnings in the first half of 2002.

The Company’s debt at the end of the quarter was $1.114 billion, a reduction of $40 million from the debt level on March 31, 2002. With essentially no capital spending other than for maintenance and with the investment in Borgata complete until the final $25 million due in the middle of next year, the Company is applying its free cash flow to debt reduction. Also, as earlier reported, the Company finalized its new $500 million bank credit facility in June, replacing one that was to mature next year.

Borgata, the Company’s joint venture development at Renaissance Pointe in Atlantic City, was “topped-off” in late June. The project remains on schedule for a summer 2003 opening, and the Company remains confident that Borgata will be developed within its announced budget. Mr. Boyd commented, “Not only does the building look great as we see it coming together, but we are also assembling an excellent operating team, with recruiting and operational planning accelerating toward what we hope will be a successful opening of the property next year. The ‘buzz’ in Atlantic City is noticeable as people anticipate what Borgata can mean for the enhancement of Atlantic City and its gaming industry.”

The following table reports June quarterly and year-to-date results. Downtown Properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

	Three Months Ended June 30,			Six Months Ended June 30,
(Unaudited) ($ in thousands)	2002	2001		2002		2001
Net Revenues
Stardust	$34,234	$37,574		$69,812		$76,442
Sam’s Town Las Vegas	32,036	36,444		65,084		74,409
Eldorado & Jokers Wild	8,828	9,030		18,019		18,132
Downtown Properties (a)	58,951	57,997		117,322		114,309
Sam’s Town Tunica	26,993	28,792		53,210		56,459
Par-A-Dice	37,017	35,031		73,948		69,985
Treasure Chest	28,190	29,026		56,176		58,423
Blue Chip	51,424	46,724		101,980		92,880
Delta Downs	34,343	663		59,251		663

Net revenues	$312,016	$281,281		$614,802		$561,702

EBITDA
Stardust	$3,691	$3,662		$8,157		$8,617
Sam’s Town Las Vegas	7,823	6,183		15,912		11,377
Eldorado & Jokers Wild	1,802	1,690		3,817		3,613
Downtown Properties	12,136	11,523		23,918		21,676
Sam’s Town Tunica	3,523	2,013		7,284		3,014
Par-A-Dice	14,751	13,394		28,943		26,458
Treasure Chest	5,752	4,242		12,143		10,362
Blue Chip	22,059	19,450		44,528		38,844
Delta Downs	6,710	12	(b)	11,105	(b)	12	(b)

Total property EBITDA	78,247	62,169		155,807		123,973

Other Costs and Expenses
Corporate expense	6,642	4,596		12,667		11,217
Depreciation and amortization	22,126	24,459		43,736		48,626
Preopening expenses	3,224	51		9,475		412
Interest expense, net	19,419	18,930		37,016		39,405

Total other costs and expenses	51,411	48,036		102,894		99,660

Income before provision for taxes and cumulative effect	26,836	14,133		52,913		24,313
Provision for taxes	9,802	5,724		19,842		9,847

Income before cumulative effect	17,034	8,409		33,071		14,466
Cumulative effect	—	—		(8,212)		—

Net income	$17,034	$8,409		$24,859		$14,466

(a)
Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $12,501 and $11,458, respectively, for the three months ended June 30, 2002 and 2001 and $23,674 and $21,910, respectively, for the six months ended June 30, 2002 and 2001.

(b)	Before preopening expenses.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, development plans (including anticipated cost, timing and eventual acceptance of new facilities, such as Borgata, by the market), revenue, earnings, ability to control costs and to market efficiently, ability to assemble an operating team for Borgata, profitability and tax rate. In addition, forward-looking statements include the Company’s anticipated benefits and efficiencies if the Indiana Gaming Commission approves its application to operate a dockside facility. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are the following: competition, uncertainties relating to new developments and expansion, increased insurance premiums, increased labor costs and increased taxes, the need for additional financing, the availability and price of energy, weather, regulation, and economic conditions. In particular, there can be no assurance that Borgata will be opened on time or within budget or that earnings for the remainder of 2002 will exceed, on a year-over-year basis, earnings from the prior year. In addition, there can be no assurances that the Indiana Gaming Commission will approve the Company’s application for dockside operations, or if the application is approved, that the Company will achieve certain benefits and efficiencies from dockside operations. There can also be no assurances that current planned expansion spending amounts for 2002 will not be exceeded, or that the Company will be successful in its debt reduction. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2001 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a Webcast at 4:30 p.m. EDT on Wednesday, July 17, 2002 to review the second quarter results. The Webcast can be accessed through the Company’s website at www.boydgaming.com and at www.videonewswire.com/boyd/07172002 The reservation number is 4718160.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 12 gaming entertainment properties located in Nevada, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming is also developing “The Borgata” (AOL keyword: borgata or www.theborgata.com), a $1 billion entertainment destination resort in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at www.prnewswire.com Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

BOYD GAMING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenues
Gaming	$264,303	$231,267	$521,132	$462,465
Food and beverage	40,532	40,616	80,044	81,827
Room	19,013	19,955	37,774	39,409
Other	20,804	19,949	39,778	39,994

Gross revenues	344,652	311,787	678,728	623,695
Less promotional allowances	32,636	30,506	63,926	61,993

Net revenues	312,016	281,281	614,802	561,702

Costs and expenses
Gaming	122,560	107,983	242,173	216,022
Food and beverage	24,306	27,421	48,326	55,103
Room	5,245	6,136	10,267	11,615
Other	20,878	20,395	39,999	40,447
Selling, general and administrative	46,862	43,455	91,607	87,538
Maintenance and utilities	13,918	13,722	26,623	27,004
Depreciation	22,126	22,002	43,736	43,719
Amortization of intangible assets and goodwill	—	2,457	—	4,907
Corporate expense	6,642	4,596	12,667	11,217
Preopening expenses	3,224	51	9,475	412

Total	265,761	248,218	524,873	497,984

Operating income	46,255	33,063	89,929	63,718

Other income (expense)
Interest income	12	2	20	2
Interest expense, net of amounts capitalized	(19,431)	(18,932)	(37,036)	(39,407)

Total	(19,419)	(18,930)	(37,016)	(39,405)

Income before provision for income taxes and cumulative effect of a change in accounting principle	26,836	14,133	52,913	24,313
Provision for income taxes	9,802	5,724	19,842	9,847

Income before cumulative effect of a change in accounting principle	17,034	8,409	33,071	14,466
Cumulative effect of a change in accounting for goodwill	—	—	(8,212)	—

Net income	$17,034	$8,409	$24,859	$14,466

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.27	$0.14	$0.52	$0.23
Cumulative effect of a change in accounting for goodwill	—	—	(0.13)	—

Net income	$0.27	$0.14	$0.39	$0.23

Average Basic Shares Outstanding	64,107	62,235	63,475	62,235

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.26	$0.14	$0.51	$0.23
Cumulative effect of a change in accounting for goodwill	—	—	(0.13)	—

Net income	$0.26	$0.14	$0.38	$0.23

Average Diluted Shares Outstanding	66,369	62,262	65,527	62,248

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